Exhibit 99(e)(2)

PERSONAL AND CONFIDENTIAL

Microsoft Corporation
One Microsoft Way
Redmond, Washington 98052

Attention: Sanjai Bijawat

June 5, 2008

Dear Mr. Bijawat:

We understand that Microsoft Corporation (the “Recipient” or “you”) will be engaging in certain discussions with Greenfield Online, Inc. (the “Company”) in connection with your consideration of a possible negotiated transaction (a “Transaction”) involving the Company. The Company is prepared to furnish you with certain confidential and proprietary information concerning the Company on the terms set forth herein.

As a condition to your being furnished information by or on behalf of the Company, you agree that you will, and you will direct and cause your Representatives to, treat in accordance with this letter agreement any information (including, without limitation, oral, written and electronic information) concerning the Company or its subsidiaries and affiliates which has been or may be furnished to you by or on behalf of the Company or any of its Representatives, and all analyses, compilations, forecasts, studies, notes, other materials and portions thereof prepared by you or your Representatives, or otherwise on your behalf, that contain, reflect or are based, in whole or in part, on such information, including, without limitation, those stored in electronic form (herein collectively referred to as the “Evaluation Material”). The term “Evaluation Material” does not include information which (i) at the time of disclosure is already in your possession, provided that such information is reasonably believed by you not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company or another person; (ii) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives; (iii) becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is reasonably believed by you not to be bound by a confidentiality obligation (whether by agreement or otherwise) to the Company or another person; or (iv) you can demonstrate was independently developed by you without reference to, incorporation of, or other use of any Evaluation Material or information from any source that is bound by a confidentiality obligation (whether by agreement or otherwise) to the Company. As used in this letter agreement, the “Representatives” of the Company shall mean the Company’s subsidiaries and affiliates and its and their respective directors, officers, employees, agents, advisors (including, without limitation, financial and legal advisors, consultants and accountants) and controlling persons. As used in this letter agreement, your “Representatives” shall mean any of your subsidiaries and affiliates, and your and their respective partners, members, directors, officers, employees, agents, advisors (including, without limitation, financial and legal advisors, consultants and accountants) and controlling persons and potential financing sources. As used in this letter agreement, the term “person” shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

In consideration of your being furnished such Evaluation Material, you agree to keep such Evaluation Material confidential in accordance with the terms of this letter agreement. You acknowledge and agree that the Evaluation Material will be used by you and your Representatives solely for the purpose of evaluating a Transaction, and that you will, and will direct and cause your Representatives to, keep confidential all Evaluation Material and not disclose Evaluation Material to any other person except as required by law, regulation or legal or judicial process (and subject to compliance with the second succeeding paragraph), and except that you may disclose Evaluation Material to your Representatives who need to know such Evaluation Material for the purpose of evaluating a Transaction on your behalf if prior to providing such Representatives with such Evaluation Material you advise them of the confidential nature thereof and of the terms of this letter agreement, and such Representatives agree to hold such Evaluation Material in accordance with the terms of this letter agreement and otherwise observe the terms of this letter agreement. You agree to undertake reasonable precautions: (i) to safeguard and protect the confidentiality of the Evaluation Material; and (ii) to prevent your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

In addition, without the prior written consent of the Company (except as required by applicable law, regulation or legal or judicial process and subject to compliance with the immediately succeeding paragraph), you agree that you and your Representatives will not disclose to any person: (i) that Evaluation Materials have been requested by or furnished or made available to your or your Representatives; (ii) the fact that this letter agreement exists; (iii) that you or the Company is considering a Transaction; (iv) that investigations, discussions or negotiations are taking place concerning a Transaction; or (v) any of the terms, conditions or other facts or information with respect to a Transaction or any other potential transaction involving the Company, including, without limitation, the status or termination thereof, or any opinion or view with respect to the Company or the Evaluation Material. In addition, without the prior written consent of the Recipient (except as required by applicable law, regulation or legal or judicial process), the Company agrees that it and its Representatives will not disclose the Recipient’s identity in connection with the Recipient’s consideration of a Transaction.

In the event that you or your Representatives are required by applicable law, regulation or legal or judicial process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Evaluation Material or any information of the type described in the immediately preceding paragraph, you will provide the Company with prompt prior written notice of such requirement (to the extent permitted by law) in order to enable the Company to seek an appropriate protective order or other remedy, and you will consult and cooperate with the Company to the extent permitted by law with respect to taking steps to resist or narrow the scope of such requirement or legal process. If a protective order or other remedy is not obtained, the terms of this letter agreement are not waived by the Company and disclosure of Evaluation Material is legally required, you or such of your Representatives will: (i) disclose such information only to the extent required in the opinion of your counsel; and (ii) give notice to the Company of the information to be disclosed as far in advance of disclosure as is practicable. In any such event, you and such of your Representatives will use reasonable efforts to ensure that all Evaluation Material and other information that is so disclosed will be accorded confidential treatment.

In the event that you determine not to proceed with a Transaction, you will promptly inform the Company of that decision and, in that case or at any time upon the request of the Company, in its sole discretion, you and your Representatives shall promptly, at your sole option (which shall be promptly communicated to the Company), destroy or redeliver (and shall certify such destruction or redelivery in writing to the Company by one of your authorized employees supervising such destruction or redelivery) to the Company all written, electronic or other tangible Evaluation Material (whether prepared by the Company, its Representatives or otherwise on the Company’s behalf, or by you, your Representatives or otherwise on your behalf) and will not retain any copies, summaries, analyses, compilations, reports, extracts or other reproductions, in whole or in part, of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Evaluation Material, in your possession or in the possession of any of your Representatives or under your or their custody. Notwithstanding such return, destruction, deletion or erasure, all oral Evaluation Materials and the information embodied in all Evaluation Materials will continue to be held confidential pursuant to the terms of this letter agreement. Notwithstanding the foregoing: (i) you may retain one copy of any Evaluation Material contained in a presentation to your Board of Directors or any committee thereof concerning a Transaction; (ii) you and your Representatives will not be obligated to erase Evaluation Material that is contained in an archived computer system backup in accordance with your and your Representatives’ security and disaster recovery procedures; and (iii) you and your Representatives may retain the Evaluation Material and any notes thereto solely to the extent required by applicable law or regulation. Furthermore, notwithstanding the foregoing, your Representatives that are accounting firms may retain solely for compliance purposes copies of the Evaluation Material in accordance with policies and procedures implemented by such persons in order to comply with law, regulation or professional standards; provided, however, that any Evaluation Material so retained will continue to be held confidential pursuant to the terms of this letter agreement.

You acknowledge that in your and your Representatives’ examination of the Evaluation Material you and your Representatives will have access to material, non-public information, and that you are aware and will advise your Representatives who are informed as to the matters which are the subject of this letter agreement that state and federal laws, including, without limitation, United States securities laws, impose restrictions on the dissemination of such information and trading in securities when in possession of such information.

For a period of twelve (12) months from the date hereof, your Search, Portal & Ad Platforms Group (the “SPA Group”) will not, nor will you permit your SPA Group to, directly or indirectly, for yourself, the SPA Group or any other person or entity: (i) induce or attempt to induce any employee or officer of the Company’s Ciao comparison shopping division (who becomes known to you for the first time through the course of your Transaction discussions or any Evaluation Material) (the “Covered Employees”) to leave the employ of or terminate his, or her contract with the Company; or (ii) in any way interfere with the relationship between the Company, and any such Covered Employee, provided that the provisions of this paragraph shall not preclude you from engaging in discussions with regard to the hiring or engagement of any such Covered Employee who: (x) initiates discussions with you regarding such employment or engagement without any direct or indirect solicitation by you; (y) has had his or her employment or independent contractor relationship terminated by the Company prior to commencement of employment or engagement discussions between you and such individual; or (z) responds to any general solicitation placed by you (including, without limitation, any recruitment efforts conducted by any recruitment agency, provided that your SPA Group has not directed such recruitment efforts at such person). The provisions of this paragraph will apply to and restrict any of your employees to whom the Company or your SPA Group discloses information that would have restricted your SPA Group from soliciting the Covered Employee.

In addition to the covenants in the preceding paragraph, for a period of twelve (12) months from the date hereof, you will not, nor will you permit your affiliates to, directly or indirectly, for yourself or any other person or entity, employ, hire or engage as an independent contractor or consultant any of the individuals identified on Schedule A attached hereto, who as of the date of this Agreement are employees of the Company’s Ciao comparison shopping division. It is further understood that you and your Representatives shall not, with respect to your review and consideration of a Transaction, contact any vendor or customer of the Company or any of its subsidiaries or affiliates, or any other third-party with whom the Company or any of its subsidiaries or affiliates engages in business relations, regarding the Transaction or the business of the Company or its subsidiaries or affiliates, without the Company’s prior written consent.

The Company’s Chief Administrative Officer has responsibility for arranging appropriate contacts for due diligence and other purposes. Unless otherwise expressly agreed to in writing by the Company, you will use commercially reasonable efforts to ensure that all communications regarding any possible Transaction, requests for information concerning the Company or its affiliates or a Transaction, requests for consents under this letter agreement and questions regarding procedures in connection with a Transaction, will be submitted or directed exclusively to the representatives of the Company specifically identified to you as contacts with respect to this matter.

You agree that none of the Company, its Representatives or any other person makes any representations or warranties, express or implied, with respect to the accuracy or completeness of the Evaluation Material, including, without limitation, any forecasts, projections or other forward-looking information included therein, and that none of the Company, its Representatives or any other person shall assume any responsibility or have any liability to you or any of your Representatives resulting from the selection or use of the Evaluation Material by you or your Representatives. You acknowledge that you are not entitled to rely on the accuracy or completeness of any Evaluation Material and that only such express representations and warranties regarding Evaluation Material as may be made to you in a definitive written agreement relating to a Transaction, if any, shall have any legal effect, subject to the terms and conditions of such agreement.

Each party acknowledges and agrees that no contract or agreement providing for any Transaction shall be deemed to exist, directly or indirectly, between you and the Company or its subsidiaries or affiliates unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by both the Company and you. Each party also agrees that unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by the Company and you, neither you nor the Company, nor any affiliate or subsidiary of the Company, will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this letter agreement (except for the matters specifically provided herein) or otherwise or by virtue of any written or oral expression with respect to such a Transaction by any of your Representatives or the Representatives of the Company. Nothing contained in this letter agreement nor the furnishing of any Evaluation Material hereunder shall be construed as granting or conferring any rights by license or otherwise in any intellectual property. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or your Representatives with respect to a Transaction, to terminate discussions and negotiations with you at any time, and conduct any process for a Transaction as it shall, in its sole discretion, determine (including, without limitation, negotiating with any other interested party and entering into a definitive agreement without prior notice to you or any other person) and that the Company shall have no liability to you in the event it takes any of the foregoing actions.

You acknowledge that the Company is a publicly reporting issuer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such the Company has certain disclosure duties arising under applicable securities laws and rules and regulations of NASDAQ Stock Market. The provisions of this letter agreement are intended to obligate you to maintain in confidence any material nonpublic information regarding the Company within the meaning of Rule 100 of Regulation FD under the Exchange Act. You also agree to refrain from trading in the Stock of the Company or any derivative thereof while you are in possession of any material non-public information.

You acknowledge and agree that the Company and its subsidiaries may be irreparably injured by a breach of this letter agreement by you or your Representatives and that monetary remedies would likely be inadequate to protect the Company or its subsidiaries against any actual or threatened breach of this letter agreement by you or your Representatives. Accordingly, you agree that the Company shall be entitled to seek an injunction or injunctions, without posting of a bond or other security to prevent breaches or threatened breaches of this letter agreement and/or to compel specific performance of this letter agreement. Such remedies shall not be deemed to be the exclusive remedy for actual or threatened breaches of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of any litigation relating to this agreement, if a court of competent jurisdiction determines in a final nonappealable order that this agreement has been breached by one party or their Representatives, then that party shall reimburse the non-breaching party for its reasonable cost, and expenses, (including, without limitation, legal fees and expenses) incurred in connection with all such litigation. The parties further acknowledge and agree that no failure or delay by either party in exercising any of that parties’ right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

To the extent that any Evaluation Material includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any pending, threatened or prospective action, suit, proceeding, investigation, inquiry, arbitration or dispute, you acknowledge that you and the Company have a commonality of interest with respect to such action, suit, proceeding, investigation, inquiry, arbitration or dispute, and agrees that it is the parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, effect the confidentiality of any such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and you and your Representatives agree to take all reasonable measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges and doctrines.

If any provision of this letter agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent permitted by law in that and other contexts, and the validity and force of the remainder of this letter agreement shall not be affected thereby.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof. This Recipient irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this letter agreement or any Transaction. The Recipient irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or any Transaction in the United States District Court for the Southern District of New York or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

This letter agreement contains the entire agreement between the parties concerning confidentiality of the Evaluation Material, and no modification of this letter agreement or any annex or schedule hereto or waiver of the terms and conditions hereof or thereof shall be binding upon either party, unless approved in writing by each party. This letter agreement shall inure to the benefit of the parties hereto, and their successors and permitted assigns. Any assignment of this letter agreement by either party without the prior written consent of the other shall be void.

This letter agreement shall terminate and be of no further force and effect three (3) years from the date hereof, provided that such termination shall not relieve you from your responsibilities in respect of any breach of this letter agreement prior to such termination.

This letter agreement may be executed in counterparts (including via facsimile), each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

If the foregoing correctly sets forth the agreement between you and the Company, please sign and return the enclosed copy of this letter agreement, whereupon it shall become our binding agreement.

Very truly yours,

GREENFIELD ONLINE INC.

By:	/s/ Jonathan A. Flatow
Name:     Jonathan A. Flatow

Title:	Chief Administrative Officer

AGREED AND ACKNOWLEDGED to this 5th day of June 2008

MICROSOFT CORPORATION

By:	/s/ Sanjai Bijawat
Name:     Sanjai Bijawat

Title:	Director, Business
Development — Live Search

Schedule A

Daniel Keller
Stephan Musikant
Martin Kselmann
Sebastian Rohrich
Radek Szamrej